EXHIBIT 11
SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

Second Quarter 2007	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount

Basic EPS:
Net income available to common stockholders	$35,886	51,659	$0.69

Effect of dilutive securities:
Restricted stock	—	985
Convertible debt	347	3,471
Stock options	—	426
Deferred shares	—	180

Diluted EPS:
Net income available to common stockholders and assumed conversions	$36,233	56,721	$0.64

Second Quarter 2006	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount

Basic EPS:
Net income available to common stockholders	$41,996	55,012	$0.77

Effect of dilutive securities:
Restricted stock	—	894
Convertible debt	587	5,850
Stock options	—	546
Deferred shares	—	172

Diluted EPS:
Net income available to common stockholders and assumed conversions	$42,583	62,474	$0.68

Six Months 2007	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount

Basic EPS:
Net income available to common stockholders	$73,138	53,097	$1.38

Effect of dilutive securities:
Restricted stock	—	1,112
Convertible debt	753	3,788
Stock options	—	434
Deferred shares	—	179

Diluted EPS:
Net income available to common stockholders and assumed conversions	$73,891	58,610	$1.26

Six Months 2006	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount

Basic EPS:
Net income available to common stockholders	$81,975	54,416	$1.51

Effect of dilutive securities:
Restricted stock	—	1,010
Convertible debt	1,399	6,984
Stock options	—	602
Deferred shares	—	174

Diluted EPS:
Net income available to common stockholders and assumed conversions	$83,374	63,186	$1.32